EXHIBIT 99.2

©2021 3D Systems, Inc. | All Rights Reserved. OQTON ACQUISITION Cloud Software for the Adoption of Additive Manufacturing in Production Environments September 9 , 2021 EXHIBIT 99.2

©2021 3D Systems, Inc. | All Rights Reserved. 2 Welcome and Participants Dr. Jeffrey Graves President and Chief Executive Officer Jagtar Narula Executive VP and Chief Financial Officer Dr. Ben Schrauwen CEO and Co - Founder of Oqton Andrew Johnson Executive VP and Chief Legal Officer John Nypaver , Jr. VP , Treasurer and Investor Relations To participate via phone, please dial: 1 - 201 - 689 - 8345 ©2021 3D Systems, Inc. | All Rights Reserved.

©2021 3D Systems, Inc. | All Rights Reserved. Certain statements made in this presentation that are not statements of historical or current facts are forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . Forward - looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward - looking statements, including the ability of Oqton and 3 D Systems to consummate the transaction as expected . In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology . Forward - looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company . The factors described under the headings “Forward - Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward - looking statements . Although management believes that the expectations reflected in the forward - looking statements are reasonable, forward - looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved . The forward - looking statements included are made only as the date of the statement . 3 D Systems undertakes no obligation to update or revise any forward - looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law . Further, we encourage you to review “Risk Factors” in Part 1 of our Annual Report on Form 10 - K and Part II of our Quarterly Reports on Form 10 - Q filed with the SEC as well as other information about us in our filings with the SEC . These are available at www . SEC . gov . 3 Forward Looking Statements

©2021 3D Systems, Inc. | All Rights Reserved. Dr. Jeffrey Graves President & Chief Executive Officer 4

©2021 3D Systems, Inc. | All Rights Reserved. 5 Driving Adoption of Additive • Customers need a manufacturing operating system (MOS) to tie together 3D Printers and other equipment in their factory workflow • MOS must be flexible and efficient, adapting easily to new technologies while allowing customers to maintain legacy enterprise systems • Fulfilling strategy of utilizing our strong balance sheet to drive adoption of AM, we identified Oqton as offering the best platform to meet the critical needs of customers • Estimated spend today in enabling smart manufacturing is $1.5 billion, growing to $6 billion by 2025

©2021 3D Systems, Inc. | All Rights Reserved. Smart Manufacturing Enables Productivity Design / PLM Additive Shop Machine Shop Mold / Cast Shop Assembly Shop “Manufacturing Operating System” (MOS) - Build Prep / Planning / Shop Floor Execution Management “Above the Line” Transaction based business process and execution systems “Below the Line” Automated, collaborative and less structured planning and execution at the shop floor level ERP MES CRM The “manufacturing operating system” leverages the Internet of things, artificial intelligence, machine learning and connecti vit y to the shop floor and legacy systems. Connecting the production operations (and the 3D printing infrastructure) to product design, sales, accou nti ng and supply chain offers the opportunity for a dynamic manufacturing operation more able to respond to rapid changes in product design an d m arket demand

©2021 3D Systems, Inc. | All Rights Reserved. Ben Schrauwen CEO & Co - Founder, Oqton , Inc. 7

©2021 3D Systems, Inc. | All Rights Reserved. 8 Founded in 2017 with the purpose of applying AI - based techniques to the increasingly complex problems within manufacturing and automate operations, focused on key verticals CEO Ben Schrauwen Former leader of Additive and Smart Factory at Autodesk and professor in Smart Manufacturing STRUCTURE 90+ employees with ~ 60 Engineers & Developers, 25 in go - to - market (sales, marketing and application engineering) OFFICES San Francisco, Belgium, China, Denmark Oqton AI - Powered Manufacturing Operating System

©2021 3D Systems, Inc. | All Rights Reserved. Oqton AI - Powered Manufacturing Operating System

©2021 3D Systems, Inc. | All Rights Reserved. Oqton AI - Powered Manufacturing Operating System

©2021 3D Systems, Inc. | All Rights Reserved. Dr. Jeffrey Graves President & Chief Executive Officer 11

©2021 3D Systems, Inc. | All Rights Reserved. 12 3D Systems Software Platform • Company will continue its long - history of investing in software specific for 3D printing processes • Utilizing Oqton’s system - agnostic approach, 3D Systems will expand availability of 3DXpert ® , 3D Sprint ® , Geomagic ® , and Additive Works’ Amphyon Œ simulation software to entire additive industry • The combination of Oqton and 3D Systems allows customers to accelerate adoption and productivity of AM in existing manufacturing environments

©2021 3D Systems, Inc. | All Rights Reserved. Jagtar Narula Executive VP & Chief Financial Officer 13

©2021 3D Systems, Inc. | All Rights Reserved. 14 Financial Considerations • Purchase price of $180 million, with $106 million of cash, remaining portion in DDD shares • Oqton product launched and is ramping revenues; minimal revenue impact in 2021 • Oqton’s cost - run rate has been approximately $3 million dollars per quarter ; w e expect this cost run rate to continue at current levels in the near - term, excluding stock compensation and intangible amortization • This acquisition is expected to grow high - margin run - rate revenues from software to $100 million by the end of 2025 • Closing planned for Q4 2021

©2021 3D Systems, Inc. | All Rights Reserved. Dr. Jeffrey Graves President & Chief Executive Officer 15

©2021 3D Systems, Inc. | All Rights Reserved. 16 Q&A Session 1 - 201 - 689 - 8345

©2021 3D Systems, Inc. | All Rights Reserved. 17 Thank You Find out more at: www.3dsystems.com

©2021 3D Systems, Inc. | All Rights Reserved. 18 Presentation of Information 3D Systems does not provide forward - looking guidance on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward - looking non - GAAP measures to the most directly comparable forward - looking GAAP measures without unreasonable effort because 3D Systems cannot reliably forecast legal, acquisition and divestiture expenses, restructuring expenses, product end of life adjustments and goodwill impairment, which are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.